As filed with the Securities and Exchange Commission on June 5, 2007
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
CORN PRODUCTS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3514823 (I.R.S. Employer Identification No.)
5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS 60154
(Address of principal executive offices)
CORN PRODUCTS INTERNATIONAL, INC. DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
CORN PRODUCTS INTERNATIONAL, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Full title of the plans)

MARY ANN HYNES	Copies to:
Vice President, General Counsel and Corporate Secretary Corn Products International, Inc. 5 Westbrook Corporate Center Westchester, Illinois 60154 (Name and Address of Agent for Service)	JOHN M. O’HARE Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603

(708) 551-2600 (Telephone Number, Including Area Code, of Agent for Service)	(312) 853-7000
CALCULATION OF REGISTRATION FEE

Title Of Securities to be	Amount to be	Proposed Maximum		Proposed Maximum		Amount of
Registered	Registered	Offering Price Per Share		Aggregate Offering Price		Registration Fee
Corn Products International Deferred Compensation Plan for Outside Directors
Common Stock, $.01 par value	15,000 shares (1)	$40.87	(2)	$613,050.00	(2)	$18.82
Preferred Stock Purchase Rights	7,500 rights (3)	—	(3)	—	(3)	—	(3)
Corn Products International Supplemental Executive Retirement Plan
Common Stock, $.01 par value	425,000 shares (1)	$40.87	(2)	$17,369,750.00	(2)	$533.25
Preferred Stock Purchase Rights	212,500 rights (3)	—	(3)	—	(3)	—	(3)

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein, including a number of shares as may become issuable because of the provisions of the plans relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)	Estimated pursuant to Rule 457(h)(1) solely for the purpose of calculating the registration fee. Estimate based on the average of the high and low share prices reported on the New York Stock Exchange for June 4, 2007.

(3)	Each preferred stock purchase right represents a right to purchase 1/100 of a share of Series A Junior Participating Preferred Stock, par value $.01 per share. Rights initially are attached to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*
*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Corn Products International, Inc. (the “Company”) are incorporated herein by reference:
          (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
          (b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed under the Exchange Act;
          (c) The Company’s Current Reports on Form 8-K filed under the Exchange Act with the Commission on January 29, 2007, March 21, 2007, April 10, 2007, April 24, 2007 and May 18, 2007; and
          (d) The description of the common stock, par value $.01 per share, of the Company which is contained in the Company’s Registration Statement on Form 10/A No. 3 dated December 4, 1997 (File No. 1-13397), and the description of the associated Preferred Stock Purchase Rights, which is contained in the Company’s Registration Statement on Form 8-A/A, filed with the Commission on February 1, 2005 (File No. 1-13397), including any subsequent amendment or report filed for the purpose of updating such descriptions.
All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, it being understood that any documents filed by the Company with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K shall not be deemed to be incorporated by reference into this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES
Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL
Certain legal matters in connection with the common stock offered hereby will be passed upon for the Company by Mary Ann Hynes, an employee of the Company and its Vice President, General Counsel and Corporate Secretary. Ms. Hynes participates in the Corn Products International, Inc. Supplemental Executive Retirement Plan and also owns shares of the Company’s common stock and options to purchase shares of the Company’s common stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
Article VII of the Company’s By-Laws provides that the Company shall indemnify its directors and officers and the directors and officers of its subsidiaries against certain liabilities (including attorneys’ fees related thereto) that may arise as a result of such service to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists now or may hereafter be amended.
The Company is also empowered by Section 102(b)(7) of the General Corporation Law of the State of Delaware to include a provision in its certificate of incorporation to limit under certain circumstances a director’s liability to the Company or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article Tenth of the Company’s Amended and Restated Certificate of Incorporation states that directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividend payments, stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
The Company maintains insurance policies under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Company has entered into indemnification agreements with all its officers and directors. These agreements provide such officers and directors with indemnification against certain liabilities (including attorneys’ fees related thereto) that may arise as a result of such service to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists now or may hereafter be amended.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8.	EXHIBITS

Exhibit
Number	Description

4(a)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement on Form 10, as amended (File No. 1-13397)).

4(b)	Amended By-laws of the Company (incorporated by reference to the Company’s report on Form 8-K dated March 21, 2007 (File No. 1-13397)).

4(c)	Rights Agreement, amended and restated as of September 9, 2002, between the Company and The Bank of New York, as rights agent (incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002 (File No. 1-13397)).

4(d)	Certificate of Designation for the Company’s Series A Junior Participating Preferred Stock (incorporated by reference to the Company’s Registration Statement on Form 8-A12B/A (File No. 1-13397)).

4(e)	Corn Products International, Inc. Deferred Compensation Plan for Outside Directors (incorporated by reference to the Company’s Registration Statement on Form S-8 (File No. 333-75844), as amended by Amendment No. 1 dated December 1, 2004, filed as Exhibit 10.5 to the Company’s annual report on Form 10-K for the year ended December 31, 2004 (File No. 1-13397))

4(f)	Corn Products International, Inc. Supplemental Executive Retirement Plan (incorporated by reference to the Company’s quarterly report on Form 10-Q/A for the quarter ended March 31, 2002 (File No. 1-13397))

*5	Opinion of Mary Ann Hynes, Esq.

*23(a)	Consent of KPMG LLP.

*23(b)	Consent of Mary Ann Hynes, Esq. (included in Exhibit 5).

*24	Powers of Attorney.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Westchester, State of Illinois, on this 5th day of June 2007.

CORN PRODUCTS INTERNATIONAL, INC.
/s/ Samuel C. Scott III
Samuel C. Scott III
Chairman, President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 5, 2007.

/s/ Samuel C. Scott III	Chairman, President, Chief Executive Officer
Samuel C. Scott III	(principal executive officer)

/s/ Cheryl K. Beebe	Chief Financial Officer
Cheryl K. Beebe	(principal financial officer)

/s/ Robin A. Kornmeyer	Controller
Robin A. Kornmeyer	(principal accounting officer)

/s/ Richard J. Almeida	Director
Richard J. Almeida

/s/ Luis Aranguren - Trellez	Director
Luis Aranguren - Trellez

/s/ Guenther E. Greiner	Director
Guenther E. Greiner

/s/ Paul Hanrahan	Director
Paul Hanrahan

/s/ Karen L. Hendricks	Director
Karen L. Hendricks

/s/ Bernard H. Kastory	Director
Bernard H. Kastory

/s/ Gregory B. Kenny	Director
Gregory B. Kenny

/s/ Barbara A. Klein	Director
Barbara A. Klein

/s/ William S. Norman	Director
William S. Norman

/s/ James M. Ringler	Director
James M. Ringler

EXHIBIT INDEX

Exhibit
Number	Description

4(a)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement on Form 10, as amended (File No. 1-13397)).

4(b)	Amended By-laws of the Company (incorporated by reference to the Company’s report on Form 8-K dated March 21, 2007 (File No. 1-13397)).

4(c)	Rights Agreement, amended and restated as of September 9, 2002, between the Company and The Bank of New York, as rights agent (incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002 (File No. 1-13397)).

4(d)	Certificate of Designation for the Company’s Series A Junior Participating Preferred Stock (incorporated by reference to the Company’s Registration Statement on Form 8-A12B/A (File No. 1-13397)).

4(e)	Corn Products International, Inc. Deferred Compensation Plan for Outside Directors (incorporated by reference to the Company’s Registration Statement on Form S-8 (File No. 333-75844), as amended by Amendment No. 1 dated December 1, 2004, filed as Exhibit 10.5 to the Company’s annual report on Form 10-K for the year ended December 31, 2004 (File No. 1-13397))

4(f)	Corn Products International, Inc. Supplemental Executive Retirement Plan (incorporated by reference to the Company’s quarterly report on Form 10-Q/A for the quarter ended March 31, 2002 (File No. 1-13397))

*5	Opinion of Mary Ann Hynes, Esq.

*23(a)	Consent of KPMG LLP.

*23(b)	Consent of Mary Ann Hynes, Esq. (included in Exhibit 5).

*24	Powers of Attorney.

*	Filed herewith.